EX 99-1

Vectren Corporation

                                                      P.O. Box 209

                                                      Evansville, IN 47702-0209

July 9, 2003

FOR IMMEDIATE RELEASE

     Vectren Corporation adjusts 2003 earnings guidance and addresses recent announcements related to the production of synthetic fuel

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today said it expects its 2003 consolidated earnings to be below previously announced expectations primarily due to the complete write-off of two investments, totaling approximately $4.5 million after tax. Those investments were in an entity that processes fly ash into building material and a small broadband entity unrelated to the company's investment in Utilicom Networks.

Vectren's current expectation for 2003 is in the range of $1.65 to $1.75 per share, including the potential impact of any permanent financing to be completed in 2003. This guidance is down $0.10 per share from previous announcements due primarily to the investment write-offs and the impact of the economy, which has rebounded more slowly than expected. Results for the second quarter of 2003 are to be released July 22, 2003, and are expected to be below street estimates due to milder weather in the second quarter and the additional second quarter charges associated with the investment write-offs. A detailed discussion of the second quarter results and guidance for the year will be held in Vectren's scheduled web-cast and teleconference on July 23.

Synthetic Fuel

In other news, Vectren commented on its investment in synthetic fuel operations in light of recent announcements related to activity in the industry. As background, Vectren's Coal Mining operations is comprised of Vectren Fuels (Fuels), which includes its coal mines and related operations and Vectren Synfuels, Inc. (Synfuels). Synfuels holds one limited partnership unit (an 8.3% interest) in Pace Carbon Synfuels Investors, LP (Pace Carbon), a Delaware limited partnership formed to develop, own and operate four projects to produce and sell coal-based synthetic fuel utilizing Covol technology. Under Section 29 of the Internal Revenue Code, manufacturers receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999 and 2000. The IRS has requested numerous extensions to the statute of limitations for the years under audit, but has not advised Pace Carbon of any intention to disallow credits.

As a partner in Pace Carbon, Vectren has reflected total tax credits under
Section 29 in its consolidated results through March 31, 2003 of approximately $25 million. Vectren has been in a position to fully utilize the credits generated and continues to project full utilization. In addition, Fuels receives synfuel related fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production.

For fiscal years 2003 and 2004, Vectren has forecast the net income contribution from synfuels to be approximately $11 to $13 million. This reflects results from the investment in Pace Carbon as well as synfuel fees, which are expected to be 20-30% of the total synfuel contribution. The increased contribution in 2003 over prior years is primarily due to the relocation and restart of the fourth plant owned by Pace Carbon and increased synfuel fees at Fuels.

On June 27, 2003, the IRS announced that it has reason to question the scientific validity of certain test procedures and results that have been presented to it by certain taxpayers with an interest in synfuel operations. Accordingly, the IRS has suspended the issuance of private letter rulings concerning whether a significant chemical change has occurred. In addition, the IRS indicated that it may revoke existing private letter rulings that relied on the procedures and results under review if it determines that those test procedures and results do not demonstrate that a significant chemical change has occurred.

Vectren does not know the specific nature of the synfuel production procedures and results that are being reviewed by the IRS. At this time, Vectren cannot predict the outcome of the IRS's review, when the review will be completed or the ultimate impact, if any, of the review relative to Vectren's investments in Pace Carbon. Vectren believes that it is justified in its reliance on the private letter rulings for the Pace Carbon facilities, that the test results that Pace Carbon presented to the IRS in connection with its private letter rulings are scientifically valid, and that Pace Carbon has operated its facilities in compliance with its private letter rulings and Section 29 of the Internal Revenue Code.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K as amended on Form 10-K/A filed with the Securities and Exchange Commission on June 18, 2003.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com

Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com


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